As filed with the Securities and Exchange Commission on July 25, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________________

Selective Insurance Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-2168890
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

40 Wantage Avenue,

Branchville, NJ 07890

(973) 948-3000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

____________________________

Michael H. Lanza, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, NJ 07890

(973) 948-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

With a copy to:

Richard B. Aftanas

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

(212) 735-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the registrants

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Unit (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, $2.00 par value, and the associated preferred share purchase rights (the “Common Stock”) (1)	1,500,000 (3)	$53.60	$80,400,000	$8,603

(1)

The preferred share purchase rights, which are attached to the shares of the Common Stock being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is required.

(2)

This registration statement, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), covers an indeterminate number of additional shares of Common Stock with respect to the shares registered hereunder in the event of a stock split, stock dividend or similar transaction.

(3)

Pursuant to Rule 429 under the Securities Act, the prospectus included in this combined Registration Statement is a combined prospectus and relates to this Registration Statement registering 983,290 shares of Common Stock of Selective Insurance Group, Inc. and to Post-Effective Amendment No. 2 to Registration Statement no. 33-30833 which previously registered 1,500,000 shares of Common Stock of Selective Insurance Group, Inc., of which 516,710 shares of Common Stock of Selective Insurance Group, Inc. remain authorized and unissued.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the common stock of Selective Insurance Group, Inc. on July 18, 2006 as reported on the NASDAQ Global Select Market.

DATED July 25, 2006

PROSPECTUS

1,500,000 SHARES OF COMMON STOCK

OF

SELECTIVE INSURANCE GROUP, INC.

SELECTIVE INSURANCE GROUP, INC. STOCK PURCHASE PLAN FOR

INDEPENDENT INSURANCE AGENCIES

(EFFECTIVE JULY 1, 2006)

This prospectus relates to the shares of common stock, par value $2.00 per share, (“Common Stock”) of Selective Insurance Group, Inc. ("Selective" or the “Company") offered under the Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (the “Plan”). Selective's independent insurance agencies and their principals, general partners, officers, stockholders, key employees, and their individual retirement accounts, Keogh plans and employee benefit plans are eligible to participate in the Plan as described in this prospectus. Participants in the Plan may use cash, all or a portion of their earned cash commissions or all or a portion of their distributions earned under Selective's profit sharing program for agents to purchase shares under the Plan. The agency principal determines what portion of that agency’s maximum contribution amount each participant affiliated with that agency may contribute.

The purchase price for shares offered under the Plan is the closing selling price for Selective's Common Stock reported on the NASDAQ Global Select Market on the applicable Purchase Date, minus 10%.

Shares purchased under the Plan will be restricted for a period of one year. During this period a participant in the Plan may not sell, transfer, pledge, assign or dispose of its shares in any way.

Selective's Common Stock is listed on the NASDAQ Global Select Market under the trading symbol "SIGI".

You should carefully consider the risks of an investment in Selective’s Common Stock. Risk Factors begin on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is qualified in its entirety by reference to the Plan. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

The date of this prospectus is July 25, 2006.

TABLE OF CONTENTS

Page

SUMMARY	1
USE OF PROCEEDS	4
RISK FACTORS	4
THE PLAN	12
DESCRIPTION OF CAPITAL STOCK	18
PLAN OF DISTRIBUTION	21
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND MORE INFORMATION	21

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SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read all of the information in this prospectus along with the other information and financial statements we refer you to in the section "Where You Can Find More Information" appearing at the end of this document.

Selective Insurance Group, Inc.

Selective Insurance Group, Inc. (“Selective” or the "Company") offers property and casualty insurance products and diversified insurance products through its various subsidiaries.

Selective classifies its businesses into three operating segments:

•

Insurance Operations, which write commercial lines and personal lines property and casualty insurance through independent insurance agents, mainly in 20 states in the Eastern and Midwestern regions of the United States;

•	Investments; and
•	Diversified Insurance Services, which provide human resource administration outsourcing products, and federal flood insurance administrative products.

Selective offers its insurance products and services through the following subsidiaries:

•	Selective Insurance Company of America;
•	Selective Way Insurance Company;
•	Selective Auto Insurance Company of New Jersey;
•	Selective Insurance Company of the Southeast;
•	Selective Insurance Company of South Carolina;
•	Selective Insurance Company of New York; and
•	Selective Insurance Company of New England.

The New Jersey Department of Banking and Insurance recently authorized Selective Auto Insurance Company of New Jersey to write personal lines automobile insurance.

Selective was incorporated in New Jersey in 1977 to acquire all of the shares of Selective Insurance Company of America, formerly named "Selected Risks Insurance Company."

Because Selective is a holding company, Selective relies on its subsidiaries for cash to pay its obligations and dividends to the Company's stockholders. State insurance laws and regulations, as administered by state insurance departments, restrict how much money its insurance subsidiaries may distribute to the Company.

Selective's principal executive offices are located at 40 Wantage Avenue, Branchville, New Jersey 07890 and Selective's telephone number is (973) 948-3000.

The Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies

Eligibility

Each independent insurance agency that is under contract with any of Selective's insurance subsidiaries to promote and sell Selective's subsidiaries' insurance products, other than such agencies that promote and sell only Selective's subsidiaries' flood insurance products, is eligible to enroll in the Plan and to purchase shares on any purchase date. Eligible agencies are under no obligation to enroll in the Plan or to purchase shares under the Plan. Also eligible to purchase shares under the Plan are:

•	the principals, general partners, officers and stockholders of, and designated by, an eligible agency (collectively, “Principals”);
•	key employees of eligible agencies designated by an eligible agency (“Key Employees”);
•	individual retirement plans of Principals and Key Employees;
•	Keogh plans of Principals and Key Employees; and
•	employee benefit plans of, and designated by, an eligible agency.

The administrator of the Plan will determine whether any agency, or any entity, individual person or benefit plan designated by an agency, is eligible to purchase shares under the Plan.

How to Make Purchases

Plan participants can generally make purchases of Selective’s Common Stock under the Plan on the first day of March, June, September, and December of each year or the next succeeding business day; however, Selective does not guarantee that such days will be purchase dates and may designate other dates as purchase dates. Selective will provide an enrollment/purchase form to each insurance agency that wants to participate in the Plan. An eligible agency that chooses to participate in the Plan must complete the enrollment/purchase form and return it to Selective at the address indicated on the form. To make a purchase under the Plan, the agency must complete the form indicating the dollar amount of Selective’s Common Stock to be purchased on the next purchase date indicated on the form. The form and any cash contributions must be returned to Selective at the address indicated on the form at least 10 business days before the scheduled purchase date. If any of the Principals, Key Employees, or their individual retirement plans or Keogh plans, or employee benefit plans of an agency wish to participate in the Plan, the agency must indicate on the form the amount to be invested by each of them and they must sign the form. If a participant is purchasing shares for cash, the participant must enclose a check for the amount the participant chooses to invest when the participant returns the election form to Selective. If the participant is purchasing shares with earned cash commissions, the agency must indicate the total monthly amount of withholding, along with the percentages allocated to applicable participants. If a participant is purchasing shares with earned profit sharing distributions, the agency must indicate the total amount of withholding along with the percentages allocated to applicable participants.

Participants in the Plan may elect to purchase shares for cash, apply all or a portion of their earned cash commissions or apply all or a portion of distributions earned under Selective’s profit sharing program for agents. Each participating agency, together with the participants affiliated with the agency, may invest in each calendar quarter up a certain maximum contribution amount based upon the amount of total written premiums by such agency during the previous calendar year with any of Selective’s insurance subsidiaries. Participants pay no brokerage commissions or other charges on their purchases of shares under the Plan.

A $100 (one hundred dollar) minimum purchase amount is required for purchases under the Plan by a participant per calendar quarter. If a participant does not purchase $100 (one hundred dollars) of Selective’s Common Stock per a calendar quarter, any amounts below such minimum will be refunded, without interest, to such participant by check as soon as practicable after the end of the quarter.

Terms of Purchase

Selective is offering its Common Stock under the Plan for purchase generally on the first day of March, June, September, and December or the next succeeding business day. The purchase price for shares offered under the Plan is the closing selling price of Selective’s Common Stock as quoted on the NASDAQ Global Select Market on the date of purchase, minus 10%.

Selective uses a book-entry system for the Plan. Selective establishes an account for each participant with Wells Fargo Shareowner Services, Selective’s transfer agent and registrar. The shares purchased are credited to each participant’s individual account, and Selective registers each participant’s shares on its stock records. Each participant receives a confirmation statement each time shares are purchased.

Restrictions on Shares Purchased under the Plan

Shares purchased under the Plan will be restricted for a period of one year beginning on the purchase date and expiring upon the first anniversary of such purchase date. During this time, participants cannot sell, transfer, pledge, assign or dispose of their shares in any way. During the restricted period, participants’ shares will be held in their accounts at Wells Fargo Shareowner Services, but participants will not be allowed to have share certificates issued. Following the expiration of the one year restricted period, a participant can request, in writing to Wells Fargo Shareowner Services, that its shares be transferred or sold, that certificates be issued, or that the participant’s account be closed.

During the restricted period participants can vote their shares and participants will receive dividends declared and paid on their shares. There is no risk of forfeiture of participants’ shares during the restricted period.

Supplements

If Selective changes any of the procedures or terms of the Plan after the date of this prospectus, Selective will send participants a supplemental document called a "prospectus supplement" that will describe any changed procedures or terms.

USE OF PROCEEDS

Selective will receive all of the cash proceeds from the sale of its shares of its Common Stock under the Plan, and Selective will retain cash applied to the purchase of shares of its Common Stock from agencies' commissions and distributions from Selective's profit sharing program. Selective will use the proceeds for general corporate purposes.

RISK FACTORS

Certain risk factors exist that can have a significant impact on Selective's business, results of operations, and financial condition. The impact of these risk factors could also impact certain actions that Selective takes as part of its long-term capital strategy including, but not limited to, contributing capital to subsidiaries in its insurance operations and diversified insurance services segments, issuing additional debt and/or equity securities, repurchasing shares of the Company's Common Stock, or increasing stockholders' dividends.

The following list of risk factors is not exhaustive and others may exist. Selective operates in a continually changing business environment, and new risk factors emerge from time to time. Consequently, Selective can neither predict such new risk factors nor assess the impact, if any, they might have on its business in the future.

The property and casualty insurance industry is cyclical.

Historically, the results of the property and casualty insurance industry have experienced significant fluctuations due to high levels of competition, economic conditions, interest rates, and other factors. During 2005, commercial lines premium pricing, excluding exposure, was flat compared to 2004, while commercial lines premium pricing increased from 2001 to 2004; and decreased for several years before 2000. The industry's profitability also is affected by unpredictable developments, including:

•	Natural and man-made disasters;
•	Fluctuations in interest rates and other changes in the investment environment that affect investment returns;
•	Inflationary pressures (medical and economic) that affect the size of losses;
•	Judicial decisions that affect insurers' liabilities;
•	Pricing and availability of reinsurance in the marketplace; and
•	Weather-related impacts due to the effects of global warming trends.

Selective may be adversely affected by catastrophes and weather-related events.

Results of property and casualty insurers are subject to weather and other conditions. While one year may be relatively free of major weather or other disasters, another year may have numerous such events causing results to be materially worse than other years. Selective's insurance subsidiaries have experienced catastrophe losses and we expect them to experience such losses in the future.

Various natural and man-made events can cause catastrophes, including, but not limited to hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, and fires. The frequency and severity of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is determined by the severity of the event and the total amount of insured exposures in the area affected by the event. Although catastrophes can cause losses in a variety of property and casualty lines, most of the catastrophe-related claims of Selective's insurance subsidiaries historically have been related to commercial property and homeowners coverages. Selective's property and casualty insurance business is concentrated geographically in the Eastern and Midwestern regions of the United States. As of March 1, 2006, New Jersey accounted for 34% of the Company's total net premiums written.

Selective's insurance subsidiaries seek to reduce their exposure to catastrophe losses through the purchase of catastrophe reinsurance. Reinsurance, however, may prove inadequate if:

•	The modeling software used to analyze the insurance subsidiaries' risk proves inadequate; or
•	A major catastrophic loss exceeds the reinsurance limit or the reinsurers' financial capacity; or
•	The frequency of catastrophe losses result in Selective exceeding its one reinstatement.

Acts of terrorism may not be covered by, or may exceed, reinsurance limits.

On November 26, 2002, the Terrorism Risk Insurance Act of 2002 ("TRIA") was signed into law. TRIA was amended in December 2005 to be in effect through December 31, 2007. TRIA requires sharing the risk of future losses from terrorism between private insurers and the federal government, and is applicable to almost all commercial lines of insurance. Insurance companies with direct commercial insurance exposure in the United States are required to participate in this program. TRIA rescinded all previously approved exclusions for terrorism. Policyholders for non-workers compensation policies have the option to accept or decline the terrorism coverage Selective offer in its policies, or negotiate other terms. In 2005, approximately 90% of Selective's commercial non-workers compensation policyholders purchased terrorism coverage. The terrorism coverage is mandatory for all workers compensation primary policies.

In addition, ten of the twenty primary states in which Selective writes commercial property coverage mandate the coverage of fire following an act of terrorism. These provisions apply to new policies written after enactment of TRIA. A terrorism act must be certified by the Secretary of Treasury in order to be covered by TRIA. TRIA limits the certified losses to "international terrorism" defined as an act committed on behalf of any foreign person or foreign interest in which the damage from the event is in excess of $50 million in 2006 and $100 million in 2007, and the event was not committed in the course of a war declared by the United States. Each participating insurance company will be responsible for paying out a certain amount in claims (a deductible) before federal assistance becomes available. This deductible, which is equal to $160 million in 2006, is based on a percentage of commercial lines direct earned premiums for lines subject to TRIA from the prior calendar year. For losses above an insurer's deductible, the federal government will cover 90%, while the insurer contributes 10%.

Although the provisions of TRIA will serve to mitigate Selective's exposure in the event of a large-scale terrorist attack, the Company's deductible is substantial. In addition, it is uncertain whether TRIA will be extended past its current termination date of December 2007 and, therefore, it may not be a permanent solution. Selective continues to monitor concentrations of risk and have purchased a separate terrorism treaty to supplement its protection to this highly unknown exposure.

Selective's reserves may not be adequate to cover actual losses and expenses.

Selective is required to maintain loss reserves for its estimated liability for losses and loss expenses associated with reported and unreported insurance claims for each accounting period. From time-to-time, Selective adjusts reserves and, if the reserves are inadequate, the Company will be required to increase reserves. An increase in reserves: (i) reduces net income and stockholders' equity for the period in which the deficiency in reserves is identified, and (ii) could have a material adverse effect on Selective's results of operations, liquidity, financial condition and financial strength, and debt ratings. Selective's estimates of reserve amounts are based on facts and circumstances of which we are aware, including our expectations of the ultimate settlement and claim administration expenses, predictions of future events, trends in claims severity and frequency, and other subjective factors. There is no method for precisely estimating the Company's ultimate liability for settlement and claims. Selective regularly reviews its reserving techniques and its overall amount of reserves. Selective also reviews:

•	Information regarding each claim for losses;
•	The Company's loss history and the industry's loss history;
•	Legislative enactments, judicial decisions and legal developments regarding damages;

•	Changes in political attitudes; and
•	Trends in general economic conditions, including inflation.

Selective cannot be certain that the reserves it establishes are adequate or will be adequate in the future.

Selective is heavily regulated in the states in which it operates.

Selective is subject to extensive supervision and regulation in the states in which its insurance subsidiaries transact insurance business. The primary purpose of insurance regulation is to protect individual policyholders and not shareholders or other investors. Selective's business can be adversely affected by regulations affecting property and casualty insurance companies. For example, laws and regulations can lead to mandated reductions in rates to levels that Selective does not believe are adequate for the risks it insures. Other laws and regulations limit the Company's ability to cancel or refuse to renew policies and require Selective to offer coverage to all consumers. Changes in laws and regulations, or their interpretations, pertaining to insurance may also have an impact on Selective's business. Selective's concentration of business may expose the Company to increased risks of regulatory matters in the states in which it writes insurance that are greater than the risks of having business in a greater number of geographic markets.

Although the federal government does not directly regulate the insurance industry, federal initiatives, from time to time, can also impact the insurance industry. Proposals intended to control the cost and availability of healthcare services have been debated in the U.S. Congress and state legislatures. Although Selective neither write health insurance nor assume any healthcare risk, rules affecting healthcare services can affect workers compensation, commercial and personal automobile, liability, and other insurance that it does write. The Company cannot determine whether, or in what form, healthcare reform legislation may be adopted by the U.S. Congress or any state legislature. Selective also cannot determine the nature and effect, if any, that the adoption of healthcare legislation or regulations, or changing interpretations, at the federal or state level would have on the Company.

Examples of insurance regulatory risks include:

Automobile Insurance Regulation

In 1998, New Jersey instituted an Urban Enterprise Zone ("UEZ") Program, which requires New Jersey auto insurers to have a market share in certain urban territories that is in proportion to their statewide market share. Due to mandated urban rate caps, the premiums on these UEZ policies are typically insufficient to cover losses. Although the law that imposed these urban rate caps was repealed in 1998, the caps continue to be enforced by the New Jersey Department of Banking and Insurance ("DOBI").

From time to time, legislative proposals are passed and judicial decisions are rendered related to automobile insurance regulation, which could adversely affect Selective's results of operation. For example, in 2005 the New Jersey Supreme Court's decision eliminated the application of the serious life impact standard to personal automobile bodily injury liability cases under the verbal tort threshold of New Jersey's Automobile Insurance Cost Reduction Act. This now allows claimants to file lawsuits for non-economic damages without proving that the injuries sustained had a serious impact on their life.

Workers Compensation Insurance Regulation

Because Selective voluntarily writes workers compensation insurance, it is required by state law to support the involuntary market. Insurance companies that underwrite voluntary workers compensation insurance can either directly write involuntary coverage, which is assigned by state regulatory authorities, or participate in a sharing arrangement, where the business is written by a servicing carrier and the profits or losses of that serviced business are shared among the participating insurers. Selective currently participates through a sharing arrangement in all states, except New Jersey, where Selective currently writes involuntary coverage directly. Historically, workers compensation business has been unprofitable whether written directly or handled through a sharing arrangement. Additionally, Selective is required to provide workers compensation benefits for losses arising from acts of terrorism under our workers compensation policies. The impact of any terrorist act is unpredictable, and the ultimate impact on Selective will depend upon the nature, extent, location and timing of such an act. Any such impact on Selective could be material.

Homeowners Insurance Regulation

Selective is subject to regulatory provisions that are designed to address potential availability and/or affordability problems in the homeowners property insurance marketplace. Involuntary market mechanisms, such as the New Jersey Insurance Underwriting Association ("New Jersey FAIR Plan"), generally result in assessments to the Company. The New Jersey FAIR Plan writes fire and extended coverage on homeowners for those individuals unable to secure insurance elsewhere. Insurance companies who voluntarily write homeowners insurance in New Jersey are assessed a portion of any deficit from the New Jersey FAIR Plan based on their share of the voluntary market. Similar involuntary plans exist in most other states where Selective operates.

Flood Insurance Regulation

The Federal Government's National Flood Insurance Program ("NFIP"), currently covers flooding caused by storm surge where water is pushed toward the shore by the force of the winds swirling around a storm. If this federal program is modified in an unfavorable manner whereby flooding related to storm surge is no longer covered or is required to be covered by homeowners policies, such modification could have a material adverse effect on Selective's flood and/or homeowners results.

Selective may be adversely impacted by a change in its ratings.

Insurance companies are subject to financial strength ratings produced by external rating agencies, based upon factors relevant to policyholders. Ratings are not recommendations to buy, hold, or sell any of Selective's securities. Higher ratings generally indicate financial stability and a strong ability to pay claims.

Selective depends on independent insurance agents and other third party service providers.

Selective markets and sell its insurance products through independent, non-exclusive insurance agencies and brokers. Agencies and brokers are not obligated to promote its insurance products, and they may also sell the insurance products of the Company's competitors. As a result, Selective's business depends in part on the marketing and sales efforts of these agencies and brokers. As Selective diversifies and expands its business geographically, the Company may need to expand its network of agencies and brokers to successfully market its products. If these agencies and brokers fail to market Selective's products successfully, Selective's business may be adversely impacted. Also, independent agents may decide to sell their businesses to banks, other insurance agencies, or other businesses. Agents with one of Selective's appointments may decide to buy other agents. Changes in ownership of agencies or expansion of agencies through acquisition could adversely affect an agency's ability to control growth and profitability, thereby adversely affecting Selective's business.

In addition to independent insurance agents, Selective also relies on third party service providers to conduct a portion of its premium audits, loss control services and claims adjusting services. Selective's human resources outsourcing business relies on third party service providers for products such as health coverage, flexible spending accounts, and 401(k) savings plans. If these third party service providers fail to perform their respective services and/or fail to provide their products successfully and/or accurately, Selective's business may be adversely impacted.

Selective's ability to reduce its exposure to risks depends on the availability and cost of reinsurance.

Selective transfers its risk exposure to other insurance and reinsurance companies through reinsurance arrangements. Through these arrangements, another insurer assumes a specified portion of the Company's losses and loss adjustment expenses in exchange for a specified portion of the insurance policy premiums. The availability, amount, and cost of reinsurance depend on market conditions, which may vary significantly. Any decrease in the amount of Selective's reinsurance will increase its risk of loss. Selective also faces credit risk with respect to reinsurance. The inability of any of the Company's reinsurers to meet their financial obligations could materially and adversely affect our operations, as we remain primarily liable to our customers under the policies that we have reinsured.

Selective faces significant competition from other regional and national insurance companies, agents and from self-insurance.

Selective competes with both regional and national property and casualty insurance companies, including those that do not use independent agents and write directly with insureds. Many of these competitors are larger than Selective and have greater financial, technical, and operating resources. Because Selective sells its coverages through independent insurance agents who also are agents of its competitors, Selective faces competition within each of its appointed independent insurance agencies.

The property and casualty insurance industry is highly competitive on the basis of both price and service. If Selective's competitors price their products more aggressively, the Company's ability to grow or renew its business as well as its profitability may be adversely impacted. There are many companies competing for the same insurance customers in the geographic areas in which Selective operates. The Internet has also emerged as a significant source of new competition, both from existing competitors and from new competitors.

Selective also faces competition, primarily in the commercial insurance market, from entities that self-insure their own risks. Many of Selective's customers and potential customers are examining the benefits and risks of self-insuring as an alternative to traditional insurance.

A number of new, proposed, or potential legislative or industry developments could further increase competition in the property and casualty insurance industry. These developments include:

•	The Gramm-Leach-Bliley Act, which could result in increased competition from new entrants to the insurance market, including banks and other financial service companies;
•	Programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative market types of coverage; and
•	Changing practices caused by the Internet, which has led to greater competition in the insurance business and, in some cases, greater expectations for customer service.

New competition from these developments could cause the supply or demand for insurance to change, which could adversely affect Selective's results of operations and financial condition.

Selective is a holding company, and its subsidiaries may have a limited ability to declare dividends, and thus may not have access to the cash that is needed to meet its cash needs.

Substantially all of Selective's operations are conducted through its subsidiaries. Restrictions on the ability of the Company's subsidiaries, particularly the insurance subsidiaries, to pay dividends or make other cash payments to Selective may materially affect its ability to pay principal and interest on its indebtedness and dividends on its Common Stock.

Under the terms of Selective's debt agreements and financial solvency laws affecting insurers, the Company's subsidiaries are permitted to incur indebtedness up to certain levels that may restrict or prohibit the making of distributions, the payment of dividends, or the making of loans by the subsidiaries to Selective. The Company cannot assure that the agreements governing the current and future indebtedness of its subsidiaries will permit such subsidiaries to provide Selective with sufficient dividends, distributions, or loans to fund its cash needs. Sources of funds for the insurance subsidiaries primarily consist of premiums, investment income, and proceeds from sales and redemption of investments. Such funds are applied primarily to payment of claims, insurance operating expenses, income taxes and the purchase of investments, as well as dividends and other payments.

Selective’s insurance subsidiaries may declare and pay dividends to Selective only if they are permitted to do so under the insurance regulations of their respective state of domicile. All of the states in which Selective's insurance subsidiaries are domiciled regulate the payment of dividends. Some states, including New Jersey, North Carolina, and South Carolina, require that Selective give notice to the relevant state insurance commissioner prior to its insurance subsidiaries declaring any dividends and distributions payable to Selective. During the notice period, the state insurance commissioner may disallow all or part of the proposed dividend upon determination that: (i) the insurer's surplus is not reasonable in relation to its liabilities and adequate to its financial needs and those of the policyholders, or (ii) in the case of New Jersey, the insurer is otherwise in a hazardous financial condition. In addition, insurance regulators may block dividends or other payments to affiliates that would otherwise be permitted without prior approval upon determination that, because of the financial condition of the insurance subsidiary or otherwise, payment of a dividend or any other payment to an affiliate would be detrimental to an insurance subsidiary's policyholders or creditors. Selective's subsidiary, Selective HR Solutions, Inc. (collectively with its subsidiaries, "SHRS") may also declare and pay dividends. Potential dividends are restricted only by the operating needs of SHRS.

Class action litigation could affect Selective's business practices and financial results.

Selective's industries have been the target of class action litigation in areas including the following:

•	After-market crash parts;
•	Urban homeowner underwriting practices;
•	Health maintenance organization practices; and
•	Discounting and payment of personal injury protection claims.

A change in Selective's market share in New Jersey could adversely impact the results in its private passenger automobile business.

New Jersey insurance regulations require New Jersey auto insurers to involuntarily write private passenger automobile insurance for individuals who are unable to obtain insurance in the voluntary market. These policies are priced according to a separate rating scheme that is established by the assigned risk plan and subject to approval by DOBI. The amount of involuntary insurance an insurer must write in New Jersey depends on the insurer's statewide market share — the greater the market share the more involuntary coverage the insurer is required to write. The underwriting of involuntary personal automobile insurance in New Jersey has been historically unprofitable.

Selective depends on key personnel.

To a large extent, the success of Selective's businesses is dependent on its ability to attract and retain key employees, in particular its senior officers, key management, sales, information systems, underwriting, claims, human resources outsourcing, and corporate personnel. Competition to attract and retain key personnel is intense. While Selective has employment agreements with a number of key managers, the Company generally does not have employment contracts with its employees and cannot ensure that it will be able to attract and retain key personnel.

Selective's investments support its operations and provide a significant portion of its revenues and earnings.

Like many other property and casualty insurance companies, Selective depends on income from its investment portfolio for a significant portion of its revenues and earnings. Any significant decline in the Company's investment income as a result of falling interest rates, decreased dividend payment rates, or general market conditions would have an adverse effect on its results. Fluctuations in interest rates cause inverse fluctuations in the market value of the Company's debt portfolio. Any significant decline in the market value of its investments, excluding its held-to-maturity investments, would reduce the Company's stockholders' equity and its policyholders' surplus, which could impact the Company's ability to write additional premiums. In addition, Selective's notes payable are subject to certain debt-to-capitalization restrictions, which could also be impacted by a significant decline in investment values.

Selective faces risks as a servicing carrier in the Write-Your-Own program, of the United States government's NFIP Program.

Flood insurance is offered through the NFIP, which is covered by the Federal Emergency Management Agency, under the U.S. Department of Homeland Security. During 2005, the destruction caused by Hurricanes Katrina and Rita stressed the NFIP with flood losses in excess of $20 billion. Selective anticipates that given such losses, the present and future of the NFIP will be critically evaluated with a focus on easing the costs of the program. If this federal program is modified in a manner unfavorable to the Company, it could have a material adverse effect on its flood business.

Selective employs anti-takeover measures that may discourage potential acquirors and could adversely affect the value of its Common Stock.

Selective owns all of the shares of stock of its insurance subsidiaries domiciled in the states of New Jersey, New York, North Carolina, South Carolina, and Maine. State insurance laws require prior approval by state insurance departments of any acquisition or control of a domestic insurance company or of any company that controls a domestic insurance company. Any purchase of 10% or more of Selective's outstanding Common Stock would require prior action by all or some of the insurance commissioners of these states.

Other factors also may discourage, delay or prevent a change of control of Selective, including among others provisions, in the Company's certificate of incorporation, as amended, relating to:

•	Supermajority voting and fair price to the Company's business combinations;
•	Staggered terms for the Company's directors;
•	Supermajority voting requirements to amend the foregoing provisions;
•	The Company's stockholder rights plan;
•	Guaranteed payments that must be made to the Company's officers upon a change of control; and
•	The ability of the Company's board of directors to issue "blank check" preferred stock.

The New Jersey Shareholders Protection Act provides that Selective, as a New Jersey corporation, may not engage in business combinations specified in the statute with a shareholder having indirect or direct beneficial ownership of 10% or more of the voting power of the Company's outstanding stock (an interested shareholder) for a period of five years following the date on which the shareholder became an interested shareholder, unless the business combination is approved by the board of directors of the corporation before the date the shareholder became an interested shareholder. These provisions also could have the effect of depriving Selective stockholders of an opportunity to receive a premium over the prevailing market price if a hostile takeover were attempted and may adversely affect the value of the Company's Common Stock.

Selective faces risks from technology-related failures.

Selective's businesses are increasingly dependent on computer and Internet-enabled technology. The Company's inability to anticipate or manage problems with technology associated with scalability, security, functionality or reliability could adversely affect its ability to write business and service accounts, and could adversely impact its results of operations and financial conditions.

Selective faces risks in the human resources outsourcing business.

The operations of SHRS are affected by numerous federal and state laws and regulations relating to employment matters, benefits plans and taxes. In performing services for its clients, SHRS assumes some obligations of an employer under these laws and regulations. Regulation in the human resources outsourcing business is constantly evolving, which could result in the modification of laws and regulations from time to time. Selective is unable to predict what additional government initiatives, if any, affecting SHRS's business may be promulgated in the future. Consequently, the Company is also unable to predict whether SHRS will be able to adapt to new or modified regulatory requirements or obtain necessary licenses and government approvals.

THE PLAN

General

The Board of Directors of Selective Insurance Group, Inc. (the “Board”) adopted the Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (the “Plan”) to motivate independent insurance agencies that sell products and services for Selective’s insurance subsidiaries by enabling them to participate in Selective’s long-term growth and success and to help align their success with those interests of Selective’s stockholders. The Plan was adopted at Selective’s 2006 Annual Meeting of Stockholders, held on April 26, 2006.

The Plan allows Selective's independent insurance agencies and their eligible principals, key employees and benefit plans, as described further below, to purchase shares of its Common Stock at a discount. Participants in the Plan may purchase shares with cash or elect to apply all or a portion of their earned cash commissions and/or distributions from Selective’s profit sharing program for agents to the purchase of shares of Selective's Common Stock under the Plan. Each eligible insurance agency, together with its affiliated participants, may invest up to the maximum contribution amount (as described in the chart below) per calendar quarter under the Plan. Selective offers shares of its Common Stock under the Plan at a 10% discount from market value on the date of purchase, and participants pay no brokerage commissions or other charges on their purchases of shares under the Plan.

Written Premiums	Maximum Contribution Amounts

Less than $2,000,000	$30,000

$2,000,000 or more but less than $5,000,000	$50,000

$5,000,000 or more	$75,000

Written Premiums include all written premiums, less cancellations and returns, recorded by the Company and its insurance subsidiaries, but do not include:

•	Premiums for policies written through pools, associations, or syndicates;
•	Premiums for insurance written in any reinsurance facility, joint underwriting association, or other insurance program required by law;
•	Policyholder dividends, expense fees, surcharges, and other like charges;
•	Premiums from any accident and health, systems breakdown, and flood policies;
•	Premiums for alternative market business, including, but not limited to, retrospectively rated policies and assumed business; and
•	Premiums for policies, coverages, or plans that the Salary and Employee Benefits Committee of the Board may exclude from this Plan.

A $100 (one hundred dollar) minimum purchase amount is required for purchases under the Plan by a participant per calendar quarter. If a participant does not purchase $100 (one hundred dollars) of Selective’s Common Stock per a calendar quarter, any amounts below such minimum will be refunded, without interest, to such participant by check as soon as practicable after the end of the quarter.

Shares are purchased under the Plan generally on the first day of March, June, September and December of each year or the next succeeding business day. Selective does not guarantee that dividends will be paid, and Selective can designate other dates as purchase dates. Selective does not pay any interest on cash payments it receives under the Plan.

Participation in the Plan

Eligibility

Each independent insurance agency that is under contract with any of Selective’s insurance subsidiaries to promote and sell Selective's insurance products, other than such agencies that promote and sell only Selective’s subsidiaries’ flood insurance products, is eligible to participate in the Plan and to purchase shares of Selective's Common Stock under the Plan. Also eligible to purchase shares under the Plan are:

•	the principals, general partners, officers and stockholders of, and designated by, an eligible agency (collectively, “Principals”);
•	key employees of eligible agencies designated by an eligible agency (“Key Employees”); and
•

individual retirement plans of Principals and Key Employees; Keogh plans of Principals and Key Employees; and employee benefit plans of, and designated by, an eligible agency (collectively with Principals and Key Employees, “Eligible Persons”).

The administrator of the Plan will determine whether any insurance agency, or any entity, individual person or employee benefit plan designated by an agency is eligible to participate in the Plan. Eligible agencies, entities and individual persons are under no obligation to participate in the Plan or to purchase shares of Selective's Common Stock under the Plan. The Plan is for the benefit only of independent insurance agencies under contract with Selective’s insurance subsidiaries and their Eligible Persons. No other persons can be direct or indirect beneficiaries or participants in the Plan. Selective will not be obligated under any arrangements between an agency and its producers or other employees.

How to Enroll in the Plan

Selective provides to each insurance agency the following documents and materials:

•	An Eligible Persons List form;
•	An enrollment/purchase form;
•	Copies of this prospectus and any prospectus supplements; and
•	Copies of Selective’s most recent Annual Report.

Due by July 1, or the next business day, of each calendar year, each agency that wants to participate in the Plan must provide Selective with a completed Eligible Persons List. Agency principals determine and designate its Eligible Persons who may participate in the Plan. Agencies may not add Eligible Persons to the Eligible Persons List until the next enrollment period, the following year. Agencies must immediately inform Selective if any person or plan on the completed Eligible Persons List is no longer affiliated with the eligible agency, or is deemed ‘ineligible’ by the agency principal.

Eligible Persons listed on the Eligible Persons List are under no obligation to purchase Selective’s Common Stock through the Plan for any calendar quarter. Persons or plans not listed on the Eligible Persons List cannot purchase shares of Selective’s Common Stock through the Plan. Completed forms may be e-mailed to agentstockplan@selective.com; faxed to Annette Krawczuk at (973) 948-1122; or mailed to

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

Attention: Accounts

If an agency wishes to participate in the Plan, the agency must also complete and sign the enrollment-purchase form and return it to Selective at:

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

Attention: Accounts

(973) 948-3000

Agencies can obtain additional forms on eSelect or by writing or calling Selective at the above address and telephone number.

An eligible agency or its affiliated Eligible Persons will become a participant in the Plan (i) after such entity or person has received a copy of this prospectus, any applicable prospectus supplement or supplements, and Selective’s most recent Annual Report, (ii) after Selective has received a properly completed enrollment/purchase form signed by the Eligible Person and on behalf of the agency, and (iii) if such person or entity has not been determined to be ineligible by the Plan’s administrators.

How To Purchase Shares of Selective’s Common Stock

Once each calendar quarter, and prior to each purchase date, Selective provides enrollment/purchase forms to each agency. There is a place on the form for each agency to designate (i) the dollar amount to be invested on the next purchase date, (ii) how much of that amount is to be paid in cash, (iii) how much of that amount is to be deducted from monthly payments of earned cash commissions and (iv) how much of that amount is to be deducted from distributions under Selective’s profit sharing program for agents. There is also a place on the form to designate a percentage of earned cash commissions and/or profit sharing distributions to be invested for each applicable participant on the next purchase date. If an agency elects commissions or profit sharing distributions to be invested, that election will remain in effect until revoked in writing by the agency.

"Earned cash commissions" means those commissions that are fully earned and due and payable to a participating agency for personal and commercial direct bill policies after all offsetting debits and credits are applied, as determined solely from Selective and its subsidiaries’ records.

The enrollment/purchase form must also be completed by each Eligible Person who wishes to participate in the Plan. All participants must state on their enrollment/purchase form:

•	Their full names and addresses;
•	Their social security or taxpayer identification numbers;
•	If cash contribution, the dollar amount to be invested in shares of Selective’s Common Stock; and
•

If earned cash commissions or distributions from profit sharing program, the percentage of the total amount of commission or profit sharing distribution, as applicable, to be invested in shares of Selective’s Common Stock.

In addition, each participant must sign their enrollment/purchase form and certify to Selective that they have received a copy of this prospectus and any prospectus supplements and a copy of Selective’s most recent Annual Report. The form must be signed by the agency and each affiliated participant shown on the form.

Properly completed forms and necessary payments must be received by Selective at least 10 business days prior to the applicable purchase date (the “Contribution Date”). If necessary payments are not received by the applicable Contribution Date, the purchase will not be effected and any payments received after the Contribution Date will be returned.

Completed and signed election forms must be sent to:

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

Attention: Accounts

Purchased Shares and Accounts

Selective uses a book-entry system for shares purchased under the Plan. When a participant makes its first purchase of shares under the Plan, Selective establishes an account for such participant with Wells Fargo Shareowner Services, Selective’s transfer agent and registrar. Each time a participant purchase shares, the shares are credited to the participant’s account and Selective registers such shares on the Company's stock records. Participants receive a written account statement each time the participant purchases shares. After the expiration of the restricted period described below under "Restrictions on Shares Purchased under the Plan," a participant can request, in writing to Wells Fargo Shareholder Services, that its shares be transferred or sold, that certificates be issued, or that the participant’s account be closed.

If an agency closes its account, it can re-enroll in the Plan at any time that it is eligible to participate in the Plan by sending a new completed enrollment/purchase form to Selective.

Restrictions on Shares Purchased under the Plan

Shares purchased under the Plan will be restricted for a period of one year beginning on the purchase date and expiring on the first anniversary of such purchase date. During this one-year restricted period, a participant cannot sell, transfer, pledge, assign or dispose of its shares in any way. During this period, a participant’s shares will be held in the participant’s account at Wells Fargo Shareowner Services, but the participant will not be allowed to have share certificates issued. However, the participant will be able to vote its shares during this period and the participant will receive any dividends declared by the Board. Participants will own all of the shares in their account and none of such shares will be subject to forfeiture.

Following the expiration of the one-year restricted period, a participant can request, in writing to Wells Fargo Shareowner Services, that its shares be transferred or sold, that certificates be issued, or that the participant’s account be closed.

Shares Available under the Plan

The maximum number of shares of Selective’s Common Stock issuable under the Plan is 1,500,000 (one million five hundred thousand), subject to adjustment as described below. Selective makes the shares available from Selective's authorized but unissued shares or from treasury stock, including shares purchased by the Company in the open market.

In the event that the Board determines that any stock dividend or other distribution, extraordinary cash dividend, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants, rights offering to purchase shares of Common Stock at a price substantially below fair market value, or other similar corporate transaction or event affects the Common Stock so that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Board may, in its sole and absolute discretion, adjust any or all of the number and type of shares which may be available under the Plan.

Dividends; Dividend Reinvestment

Selective pays dividends, as and when declared by the Board, to the record holders of shares of its Common Stock. As the record holder of shares of Selective’s Common Stock purchased under the Plan, participants will receive dividends, if any, in cash for all shares registered in the participant’s name on the record date.

Any dividend payable in Common Stock or any split shares distributed by Selective on shares purchased under the Plan will be deposited in the participant’s account at Wells Fargo Shareowner Services. Any shares received as the result of a stock split will be subject to the same restrictions on transfer as the shares purchased under the Plan. Shares received as dividends will not be subjected to any transfer restrictions.

Participants in the Plan are also eligible to participate in Selective's dividend reinvestment plan on the terms and conditions of that plan. If a participant elects to participate in Selective's dividend reinvestment plan, it will be entitled to reinvest its dividends to purchase additional shares of Selective's Common Stock. There is no discount on the purchase of shares under Selective’s dividend reinvestment plan. The transfer restrictions applicable to shares purchased under the Plan will not apply to any shares purchased under Selective's dividend reinvestment plan. Information about Selective's dividend reinvestment plan can be obtained from Selective or from Wells Fargo Shareowner Services.

Other Stockholder Rights; Information Reporting

If Selective has a rights offering, participants in the Plan will be entitled to participate based upon their total share holdings. Rights on shares purchased under the program and registered in the name of a Plan participant will be mailed directly to that participant in the same manner as to stockholders not participating in the Plan. See "Description of the Capital Stock - Stockholders Rights Plan" for information relating to Selective's stockholder rights plan.

Each participant in the Plan will receive Selective's annual and other periodic or quarterly reports issued to stockholders, notices of stockholder meetings and proxy statements and Internal Revenue Service information for reporting dividends paid and income resulting from the discount on the purchase of shares under the Plan.

Each participant will be entitled to vote the shares purchased under the Plan and registered in that participant's name on a record date for a meeting of stockholders. A participant may vote in person or by proxy at any meeting of stockholders.

Administration of the Plan, Inquiries and Correspondence

The Plan is administered by the Salary and Employee Benefits Committee of the Board (the “Committee) or its designee. The Committee has the authority, in its sole discretion, subject to the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including the authority to:

•	Construe and interpret the Plan;
•	Make adjustments in response to changes in applicable laws, regulations, or accounting principles, or for any other reason;
•	Prescribe, amend, and rescind rules and regulations relating to the Plan and appoint such agents as it deems appropriate for the proper administration of the Plan; and
•	Make all other determinations deemed necessary or advisable for the administration of the Plan.

Determinations of the Committee are final, conclusive, and binding on all persons, and the Committee will not be liable for any action or determination made in good faith with respect to the Plan.

Wells Fargo Shareowner Services is the Plan agent to perform custodial and record-keeping functions for the Plan, such as holding record title to the participants’ shares, maintaining an individual investment account for each participant, and providing periodic account status reports to each participant.

All enrollment/purchase forms should be sent to the Company. All other inquiries and correspondence should be sent to:

Wells Fargo Shareowner Services

P.O. Box 64854

St. Paul, Minnesota 55164-0854

Telephone inquiries may be directed to Selective at (973) 948-3000 or to Wells Fargo Shareowner Services at (866) 877-6351.

Selective pays all expenses related to the Plan. Plan participants pay no brokers commissions or administrative or other charges for purchases of Selective’s Common Stock under the Plan.

Amendment or Termination of the Plan

Selective reserves the right to amend or terminate the Plan at any time.

Rights Not Transferable

Rights under the Plan are not transferable by a participant other than by will or the laws of descent and distribution and are exercisable during the participant’s lifetime only by the participant.

Right to Continued Employment or Agency Status

Nothing in the Plan or any enrollment/purchase form confers an obligation on the Company or any of its independent insurance agencies to employ or continue the employment or service of any participant for any specified period of time and does not lessen, affect, or interfere with the Company’s or any of its independent insurance agency’s right to terminate the employment or service of any such participant at any time or for any reason not prohibited by law.

Governing Law

The Plan is construed and administered in accordance with the laws of the State of New Jersey without reference to its principles of conflicts of law.

Federal Income Tax Consequences of Purchasing Shares under the Plan

The following discussion summarizes certain United States federal income tax consequences of the purchase of stock under the Plan. The summary does not purport to cover federal employment tax or other federal tax consequences, or state, local, or foreign tax consequences that may be associated with the Plan. Further, the summary is based on the law as in effect on the date of this registration statement.

A participant does not realize taxable income when such participant’s participation in the plan begins (i.e., the first day of the enrollment period in the Plan). However, a participant will, at the time shares are purchased, recognize as ordinary income (determined without reduction for brokerage fees or other costs paid in connection with the disposition) an amount equal to the excess of the fair market value of the shares on the date of purchase over the purchase price.

When a participant disposes of shares acquired through the Plan, he or she will recognize either a capital gain or loss, depending upon whether the shares or disposed of for more or less than the fair market value of the shares on the date of purchase. Special rules apply in the case of death.

Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year. The holding period for a share acquired under the Plan begins on the purchase date.

DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of Selective consists of 180,000,000 shares of Common Stock, $2.00 par value, and 5,000,000 shares of preferred stock, without par value. As of June 30, 2006, there were issued and outstanding 29,172,974 shares of common stock. Selective had no preferred stock issued and outstanding.

The following is a description of the material terms of Selective's capital stock:

Common Stock

All shares of Selective's Common Stock have equal rights. The holders of shares of Selective's Common Stock, subject to the preferential rights of the holders of any shares of the Company's preferred stock, are entitled to dividends when and as declared by the Board. The holders of Selective's Common Stock have one vote per share on all matters submitted to a vote of its stockholders and the right to its net assets in liquidation after payment of any amounts due to creditors and any amounts due to the holders of the Company's preferred stock. Holders of shares of Selective's Common Stock are not entitled as a matter of right to any preemptive or subscription rights and are not entitled to cumulative voting for directors. All outstanding shares of Selective's Common Stock are, and the shares of Common Stock issued under the Plan will be, fully paid and nonassessable.

Selective’s By-laws provide that the annual meeting of stockholders shall be held on the first Friday in May of each year at Selective Insurance Group, Inc.’s principal office or at such other time, date and place as is designated by the Board. A written notice of meeting must be given to each stockholder at least ten days before the meeting.

The transfer agent and registrar for Selective's Common Stock is Wells Fargo Shareowner Services, P.O. Box 64854, St. Paul, Minnesota 55164-0854.

Preferred Stock

Under Selective's certificate of incorporation, the Company is authorized to issue up to 5,000,000 shares of preferred stock in one or more series with the designations and the relative voting, dividend, liquidation, conversion, redemption and other rights and preferences fixed by the Board. The Board can issue preferred stock without any approval by Selective’s stockholders.

On November 3, 1989, the Board created a series of preferred stock designated as Series A Junior Preferred Stock. Selective has reserved 300,000 shares of Series A Junior Preferred Stock for issuance under its stockholder rights plan, which is described below.

Stockholder Rights Plan

Selective has a stockholder rights plan. Under its stockholder rights plan, each stockholder has one right for each share of the Company's Common Stock it holds. Each right entitles its holder to purchase from Selective one two-hundredth of a share of Series A Junior Preferred Stock at a purchase price of $80.00. Selective has the authority to adjust the rights to prevent dilution of the interests represented by each right. The rights agreement between Selective and Wells Fargo Bank, National Association, successor to First Chicago Trust Company of New York, as rights agent, describes the terms of the rights.

Each outstanding share of Series A Junior Preferred Stock will be entitled to an aggregate preferential quarterly dividend of 100 times the dividend declared on a share of Selective's Common Stock and an aggregate preferential liquidation payment of 100 times the payment made for a share of its Common Stock. Each outstanding share of Series A Junior Preferred Stock will have one vote, and each one two-hundredths of a share will have one two-hundredth of a vote, voting together with outstanding shares of Common Stock. In the event of a merger or other transaction in which shares of Common Stock are exchanged, each share of Series A Junior Preferred Stock will receive 100 times the amount received for each outstanding share of common stock.

The rights are attached to all outstanding shares of Selective's Common Stock and trade with its Common Stock until they become exercisable. Selective will not distribute separate rights certificates. The rights will separate from the Company's Common Stock and a distribution date will occur upon the earlier of:

(1)

10 days following the date of any public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of Selective's Common Stock, or

(2)

10 business days (or such later time as may be determined by action of the Board) following the commencement or announcement of a tender offer or exchange offer that would result in a person or group becoming the beneficial owner of 15% or more of the outstanding shares of Selective's Common Stock.

Until the distribution date or earlier redemption, exchange or expiration of the rights:

(1)	The rights will be evidenced by the Common Stock certificates and will be transferred with and only with those Common Stock certificates,
(2)	New Common Stock certificates will contain a notation incorporating Selective's rights agreement by reference, and
(3)	The surrender for transfer of any certificates for Common Stock will also constitute the transfer of the rights associated with the Common Stock represented by those certificates.

The rights are not exercisable until the distribution date and will expire at the close of business on February 2, 2009 unless Selective redeems or exchanges them first as described below.

As soon as practicable after the distribution date, Selective will mail right certificates to holders of record of Common Stock as of the close of business on the distribution date. Thereafter, the separate right certificates alone will represent the rights. Except as otherwise determined by the Board, Selective will issue rights only with shares of its Common Stock issued before the distribution date.

If any person becomes the beneficial owner of 15% or more of the outstanding shares of Selective's Common Stock the Company will provide each right holder, other than the beneficial owner of 15% or more of the outstanding shares of Selective's Common Stock, with the right to receive upon exercise of the right that number of shares of Common Stock having a market value of two times the exercise price of the right. In the event that, at any time following the stock acquisition date:

(1)	Selective is acquired in a merger or other business combination transaction, or
(2)	50% or more of the Company's assets or earning power is sold,

then each holder of a right shall thereafter have the right to receive, upon exercise of a right, Common Stock of the acquiring company having a market value equal to two times the exercise price of the right.

Selective may adjust the purchase price payable, and the number of shares of Series A Junior Preferred Stock or other securities or property issuable, upon exercise of the rights from time to time to prevent dilution:

(1)	In the event of a stock dividend on, or a subdivision, combination or reclassification of, Common Stock or the Series A Junior Preferred Stock,

(2)

If holders of the Series A Junior Preferred Stock are granted certain rights or warrants to subscribe for Series A Junior Preferred Stock or convertible securities at less than the current market price of the Series A Junior Preferred Stock, or

(3)

Upon the distribution to holders of the Series A Junior Preferred Stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants, other than those referred to above.

With certain exceptions, Selective will not adjust the purchase price until cumulative adjustments amount to at least 1% of the purchase price. Selective will not issue fractional units and, instead, it will make an adjustment in cash based on the market price of the Series A Junior Preferred Stock on the last trading date prior to the date of exercise.

The rights are redeemable in whole, but not in part, at a price of $.01 per right by the Board at any time until the stock acquisition date on which a person or group has become the beneficial owner of 15% or more of the outstanding shares of Selective's Common Stock. At any time after a person or group has become the beneficial owner of 15% or more of the outstanding shares of Selective's Common Stock, and before that person or group has acquired 50% of the outstanding shares of the Company's Common Stock, the Board may exchange each right, in whole or in part, held by stockholders, other than the beneficial owner of 15% or more of the outstanding shares of the Company's Common Stock, for one share of Selective's Common Stock or one two-hundredth of a share of Series A Junior Preferred Stock.

Immediately upon the action of the Board ordering redemption or exchange of the rights, the rights will terminate and thereafter the holders of rights will be entitled only to receive shares of Common Stock or the redemption price.

Until a right is exercised, the holder will have no rights as a stockholder of Selective beyond those as an existing stockholder. As long as the rights are attached to Selective's Common Stock, the Company will issue a right with each new share of its Common Stock issued.

Selective's stockholder rights plan has the effect of discouraging, delaying or preventing attempts to take over Selective.

Antitakeover Provisions

Under Selective's certificate of incorporation, a merger, consolidation, sale of all or substantially all of the Company's assets or other business combination involving an interested stockholder holding 10% or more of the voting power of its capital stock requires the affirmative vote of two-thirds of its outstanding voting stock unless the transaction has been approved by a majority of those members of the Board who are not affiliated with the interested stockholder or unless the interested stockholder offers a fair price and reasonably uniform terms to all other stockholders, as described in Selective's certificate of incorporation. Selective's certificate of incorporation also provides for a classified, or "staggered", board of directors. The vote of two-thirds of the Company's outstanding voting stock are required to amend or repeal these provisions.

The foregoing provisions have the effect of discouraging, delaying or preventing attempts to take over Selective.

Regulation of Insurance Company Takeovers

Selective owns, directly or indirectly, all of the shares of stock of its insurance company subsidiaries domiciled in Maine, New Jersey, New York, North Carolina and South Carolina. State insurance laws require prior approval by state insurance departments of any acquisition of control of an insurance company domiciled in the state or a company which controls an insurance company domiciled in the state. For this purpose, control generally includes ownership of 10% or more of the voting securities of, or the possession of proxies representing 10% or more, of an insurance company or insurance holding company, unless the state insurance commissioner determines otherwise. As such, any purchase of 10% or more of the Common Stock of Selective could require approval of the insurance departments in the states mentioned above.

PLAN OF DISTRIBUTION

The shares of Common Stock registered under this registration statement will be offered as described in this prospectus or, if applicable, as provided in any prospectus supplement. The shares of Common Stock will be offered by Selective to eligible agencies and other eligible participants as described in this prospectus or a prospectus supplement. The last sale price of the Common Stock quoted on the NASDAQ Global Select Market on July 24, 2006 was $55.40.

LEGAL MATTERS

John E. Wisinger, Corporate Counsel of Selective, will pass upon the validity of the shares of Common Stock issuable under the Plan for Selective.

EXPERTS

The consolidated financial statements and related schedules of Selective as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Selective files its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other required information with the SEC.  The public may read and copy any materials on file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including Selective, that file electronically with the SEC.

The SEC allows Selective to "incorporate by reference" the information the Company files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that Selective files later with the SEC will automatically update and supersede this information. Selective incorporates by reference the documents listed below and any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2005;
2.	Selective's definitive Proxy Statement dated March 28, 2006, filed in connection with the Company's April 26, 2006 Annual Meeting of Stockholders;
3.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;
4.	Current Reports on Form 8-K, filed February 3, 2006, February 6, 2006, February 15, 2006 and April 28, 2006.

You may request a copy of these filings, at no cost, by calling or writing to:

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

Attention: Michael H. Lanza, Senior Vice President,

General Counsel and Corporate Secretary

(973) 948-3000

This Prospectus is part of a registration statement Selective filed with the SEC. You should rely only on the information or representations provided in this prospectus. Selective has authorized no one to provide you with different information. Selective is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$8,603
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	25,000

Total	$38,603

Item 15. Indemnification of Directors and Officers.

Selective is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act, as amended (the "Act"), provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his or her being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, officers, employees and other agents against expenses is permitted if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding was brought, shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation in advance of the final disposition of the proceeding as authorized by the Board. The power to indemnify and advance expenses under the Act does not exclude other rights to which a director, officer, employee or other agent of the corporation may be entitled to under the certificate of incorporation, by-laws, agreement, vote of stockholders, or otherwise; provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his or her acts or omissions were in breach of his or her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a violation of the law, or resulted in the receipt by such person of an improper personal benefit.

Under the Act, a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of his or her being or having been a corporate agent, whether or not the corporation has the power to indemnify him or her against such expenses and liabilities under the Act. All of the foregoing powers of indemnification granted to a New Jersey corporation may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers. A New Jersey corporation, however, may provide, with certain limitations, in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of a duty owed to the corporation or its shareholders.

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Reference is made to Sections 14A:3-5 and 14A:2-7(3) of the Act in connection with the above summary of indemnification, insurance and limitation of liability.

Section (a) of Article Ninth of Selective's restated certificate of incorporation, as amended, and Section 14 of our By-Laws provide generally that a director shall not be personally liable to the Company or its stockholders for damages from breach of any duty owed to the Company or its stockholders, except to the extent such personal liability may not be eliminated or limited under the Act. Such provisions further provide generally that an officer of the Company shall not be personally liable to Selective or its stockholders for damages or breach of any duty owed to the Company or its stockholders, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the Act.

Section (b) of Article Ninth of Selective's restated certificate of incorporation, as amended, and Section 14A of Selective's By-Laws provide generally that each person who was or is made a party to or involved in a pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit or proceeding of the Company or any constituent corporation absorbed by it in a consolidation or merger, or by reason of his or her having been a director, officer, trustee, employee or agent of another entity serving as such at the Company's request, shall be indemnified and held harmless by Selective to the fullest extent permitted by the Act, as amended (but, in the case of any amendments, only to the extent such amendment permits Selective to provide broader indemnification rights than the Act permitted prior to such amendment), from and against any and all reasonable costs, disbursements and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of such person's heirs, executors, administrators and assigns; provided, however, that, except as provided above, Selective shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by the Board. Such provisions of Selective's certificate of incorporation and By-Laws provide, under certain circumstances, for a right to be paid by the Company the expenses incurred in any proceeding in advance of the final disposition of such proceeding as authorized by the Board. Further, Selective is authorized to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company's against any expenses incurred and any liabilities asserted against him/her in any proceeding by reason of such person having been a director, officer, employee or agent, whether or not the Company would have the power to indemnify such person.

Selective's directors and officers are insured by policies purchased by it against liability and expenses incurred in their capacity as directors or officers.

Item 16. List of Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any

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increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in amount and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report

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pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Branchville, State of New Jersey, on the 25th day of July, 2006.

SELECTIVE INSURANCE GROUP, INC.

By: /s/ Gregory E. Murphy

Name:	Gregory E. Murphy
Title:	Chairman, President and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date
/s/ Gregory E. Murphy	Chairman, President and Chief Executive Officer (Principal executive officer)	July 25, 2006
Gregory E. Murphy
/s/ Dale A. Thatcher	Executive Vice President, Chief Financial Officer & Treasurer (Principal financial officer and principal accounting officer)	July 25, 2006
Dale A. Thatcher
*	Director	July 25, 2006
Paul D. Bauer
*	Director	July 25, 2006
W. Marston Becker
*	Director	July 25, 2006
A. David Brown
*	Director	July 25, 2006
John C. Burville
*	Director	July 25, 2006
William M. Kearns, Jr.
*	Director	July 25, 2006
Joan M. Lamm-Tennant
*	Director	July 25, 2006
S. Griffin McClellan III

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*	Director	July 25, 2006
Ronald L. O'Kelley
*	Director	July 25, 2006
John F. Rockart
*	Director	July 25, 2006
William M. Rue
*	Director	July 25, 2006
J. Brian Thebault

Michael H. Lanza hereby signs this registration statement on Form S-3 on behalf of each of the indicated persons for whom he is attorney-in-fact on July 25, 2006 pursuant to a power of attorney filed herewith.

*By: /s/ Michael H. Lanza

Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number
4.1

Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (incorporated by reference herein to Appendix A to the Selective Insurance Group, Inc.’s Definitive Proxy Statement for its 2006 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 28, 2006).

*5	Opinion of John E. Wisinger, Esq.
*23.1	Consent of Independent Auditors.
*24.1	Power of Attorney of Paul D. Bauer.
*24.2	Power of Attorney of W. Marston Becker.
*24.3	Power of Attorney of A. David Brown.
*24.4	Power of Attorney of John C. Burville.
*24.5	Power of Attorney of William M. Kearns, Jr.
*24.6	Power of Attorney of Joan M. Lamm-Tennant.
*24.7	Power of Attorney of S. Griffin McClellan III.
*24.8	Power of Attorney of Ronald L. O'Kelley.
*24.9	Power of Attorney of John F. Rockart.
*24.10	Power of Attorney of William M. Rue.
*24.11	Power of Attorney of J. Brian Thebault.

* Filed Herewith

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